EXHIBIT 99.1

Press Release

Company contact: Robert W. Howard, Executive Vice President, Finance and Investor Relations, 303-293-9100 or Jim Felton, Investor Relations Manager, 303-312-8103

Bill Barrett Corporation Announces Pricing of
Initial Public Offering at $25 per Share

Denver, Colorado – (PR Newswire) – December 10, 2004 – Bill Barrett Corporation (NYSE: BBG) announced today that its initial public offering of 13 million shares of common stock was priced at $25.00 per share to the public. To the extent the underwriters sell more than the 13 million shares of common stock, the underwriters have the option to purchase up to an additional 1.95 million shares from the Company. All stock sold in the offering will be issued by the Company. Assuming no exercise of the underwriters’ option to purchase additional shares of common stock, the net proceeds to the Company will be approximately $301 million. Completion of the offering is expected to occur on December 15, 2004, subject to the satisfaction of customary closing conditions.

Goldman, Sachs & Co. is the sole book-running manager of the offering. J.P. Morgan Securities Inc. and Lehman Brothers Inc. are the joint-lead managers of the offering. Credit Suisse First Boston LLC, Morgan Stanley & Co. Incorporated, Petrie Parkman & Co., Inc., First Albany Capital Inc. and Howard Weil Incorporated are co-managers.

Copies of the prospectus relating to the offering may be obtained from Goldman Sachs & Co., 85 Broad Street, New York, NY 10004, and (212) 902-1171.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of any such state or jurisdiction.

About Bill Barrett Corporation

Bill Barrett Corporation, headquartered in Denver, explores for and develops oil and natural gas in the Rocky Mountain region of the United States. The Company has projects in nine basins in the Rocky Mountains.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These forward looking statements reflect our current views with respect to future

Bill Barrett Corporation · 1099 18th Street · Suite 2300 · Denver, CO 80202

events, based on what we believe are reasonable assumptions. No assurance can be given, however, that these events will occur. These statements are subject to risks and uncertainties that could cause actual results to differ materially including, among other things, completion of the offering, market conditions, oil and gas price volatility, uncertainties inherent in oil and gas production operations and estimating reserves, unexpected future capital expenditures, competition, the success of our risk management activities, governmental regulations and other factors discussed in our Registration Statement on Form S-1 filed with the Securities and Exchange Commission (SEC).

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